Exhibit 10.13

FORM OF

PHILIP MORRIS INTERNATIONAL INC.

2008 PERFORMANCE INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

FOR PHILIP MORRIS INTERNATIONAL INC. COMMON STOCK

(March 28, 2008)

PHILIP MORRIS INTERNATIONAL INC. (the “Company”), pursuant to the 2008 Performance Incentive Plan (the “Plan”) hereby grants to the employee (the “Optionee”) a non-qualified stock option (the “Option”) effective immediately following the March 28, 2008 distribution of Company Common Stock to Altria Group, Inc. shareholders. The Option entitles the Optionee to purchase from the Company up to the aggregate number of shares (the “Option Shares”) of Company Common Stock shown in the March 28, 2008 Option Award section of the Statement of Grants and Awards (the “Statement”) mailed to the Optionee shortly after March 28, 2008, at the Grant Price per share set forth in the Statement. This grant is subject to the following terms and conditions:

1. The Option is fully vested upon grant.

2. During the period ending on the Expiration Date shown on the Statement, this Option may be exercised in whole or in part with respect to such Option Shares, subject to the following provisions. In the event that the Optionee’s employment with the PMI Group or, in the case of an Applicable Altria Optionee or Applicable Kraft Optionee, the Altria Group or the Kraft Group, as relevant, is terminated by reason of death, such Option Shares may be purchased for a period of three years from the date of death. If employment with the PMI Group or, in the case of an Applicable Altria Optionee or Applicable Kraft Optionee, the Altria Group or Kraft Group, as relevant, is terminated by the Optionee (other than by Disability or Retirement), such Option Shares may be purchased for a period of 30 days from the date of termination.

If, other than by Disability or Retirement, the Optionee’s employment with the PMI Group or, in the case of an Applicable Altria Optionee or Applicable Kraft Optionee, the Altria Group or the Kraft Group, as relevant, is terminated by the employer without cause, such Option Shares may be purchased for a period of 12 months following such termination; provided, however, if the Optionee shall die within such 12-month period, such Option Shares may be purchased for a period of 12 months from the date of death of the Optionee. If the Optionee’s employment with the PMI Group or, in the case of an Applicable Altria Optionee or Applicable Kraft Optionee, the Altria Group or the Kraft Group, as relevant, is involuntarily suspended or terminated for cause, no Option Shares may be purchased during the period of suspension, or following such termination of employment. However, no provision of this paragraph 2 shall permit the purchase of any Option Shares after the Expiration Date.

For purposes of this Agreement, the Optionee’s employment shall be deemed to be terminated (i) when he or she is no longer actively employed by the PMI Group or, in the case of an Applicable Altria Optionee or Applicable Kraft Optionee, the Altria Group or the Kraft Group, as relevant, and (ii) when he or she is no longer actively employed by a corporation, or a parent or subsidiary thereof, substituting a new option for this Option (or assuming this Option) in connection with a merger, consolidation, acquisition of property or stock, separation, split-up, reorganization or liquidation. The Optionee shall not be considered actively employed during any period for which he or she is receiving, or is eligible to receive, salary continuation or other benefits under (i) the Company Severance Pay Plan (or a similar plan maintained by the PMI Group), (ii) in the case of an Applicable Altria Optionee, the Altria Group, Inc. Severance Pay Plan (or a similar plan maintained by the Altria Group), or (iii) in the case of an Applicable Kraft Optionee, the Kraft Foods Inc. Severance Pay Plan (or a similar plan maintained by the Kraft Group), except in any case in which the Optionee is eligible for Retirement upon the expiration of such salary continuation or other benefits. Leaves of absence shall not constitute a termination of employment.

Notwithstanding the foregoing provision and unless otherwise determined by the Company, this Option may only be exercised on a day that the New York Stock Exchange (the “Exchange”) is open. Accordingly, if the Expiration Date is a day the Exchange is closed, the Expiration Date shall be the immediately preceding day on which the Exchange is open.

3. This Option may be exercised only in accordance with the procedures and limitations established by the Company (the “Methods of Exercise”). The Company shall not be required to deliver the Option Shares being purchased upon any exercise of this Option unless it has received payment in a form acceptable to the Company for all applicable withholding taxes (including, without limitation, income, social security and Medicare taxes, as well as amounts due the Company as “theoretical taxes” pursuant to the then-current international assignment and tax equalization policies and procedures of the PMI Group) or arrangements satisfactory to the Company for the payment thereof have been made. Unless otherwise determined by the Committee, withholding amounts may be paid with outstanding shares of the Company’s Common Stock, such shares to be valued at Fair Market Value on the exercise date. The Company is authorized to satisfy all applicable withholding tax requirements arising from the exercise of vested Options, by (i) deducting the number of shares of Common Stock having an aggregate value equal to the amount of withholding taxes due from the total number of Option Shares delivered to the Optionee; (ii) deducting the required amounts from any proceeds realized by the Optionee upon the sale of any Option Shares in connection with the exercise of an Option; or (iii) through any other method established by the Company. Shares deducted from the Option Shares to be delivered to the Optionee in satisfaction of withholding requirements shall be valued at the Fair Market Value of the shares on the exercise date.

4. The Committee may elect to cash out all or a portion of the Option Shares to be purchased pursuant any Method of Exercise by paying the Optionee an amount in cash or Common Stock, or both, equal to the fair market value of such shares on the exercise date less the purchase price for such shares.

5. Unless otherwise required by law, this Option is not transferable by the Optionee other than by will or the laws of descent and distribution and is exercisable during the Optionee’s lifetime only by the Optionee or by the guardian or legal representative of the Optionee.

6. In the event of any merger, share exchange, reorganization, consolidation, recapitalization, reclassification, distribution, stock dividend, stock split, reverse stock split, split-up, spin-off, issuance of rights or warrants or other similar transaction or event affecting the Common Stock after the date of this Award, the Board of Directors of the Company is authorized, to the extent it deems appropriate, to make adjustments to the number and kind of shares of stock subject to this Award, including the substitution of equity interests in other entities involved in such transactions, to provide for cash payments in lieu of the Option, and to determine whether continued employment with any entity resulting from such a transaction will or will not be treated as continued employment with the PMI Group, in each case subject to any Board or Committee action specifically addressing any such adjustments, cash payments, or continued employment treatment.

7. Whenever the word “Optionee” is used herein under circumstances such that the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom this Option may be transferred pursuant to this Agreement, it shall be deemed to include such person or persons.

8. This Agreement shall be governed by the laws of the Commonwealth of Virginia, U.S.A., without regard to choice of laws principles thereof.

9. Nothing contained in the Plan shall give any employee the right to be retained in the employment of the PMI Group, the Altria Group or the Kraft Group or affect the right of any such employer to terminate any employee. The adoption and maintenance of the Plan shall not constitute an inducement to, or condition of, the employment of any employee. The Plan is a discretionary plan, and participation by any employee is purely voluntary. Participation in the Plan with respect to any option grant shall not entitle any employee to participate with respect to any other option grant. Any payment or benefit paid to an employee with respect to an option granted under the Plan shall not be considered to be part of the employee’s “salary,” and thus, shall not be taken into account for purposes of determining the employee’s termination indemnity, severance pay, retirement or pension payment, or any other employee benefits, except to the extent required under applicable law or as specifically provided for in the Plan.

10. The terms and provisions of the Plan (a copy of which will be furnished to the Optionee upon written request to the Office of the Secretary, Philip Morris International Inc., 120 Park Avenue, New York, New York 10017) are incorporated herein by reference. To the extent any provision of this Agreement is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. Capitalized terms not otherwise defined herein have the meaning set forth in the Plan. For the purposes of this Agreement, the term “Disability” means permanent and total disability as determined under procedures established by (i) the Company, (ii) in the case of an Applicable Altria Optionee, Altria Group, Inc., or (iii) in the case of an Applicable Kraft Optionee, Kraft Foods Inc. The term “Retirement” means (i) retirement from active employment under a pension plan of the PMI Group or under an employment contract with any member of the PMI Group, (ii) in the case of an Applicable Altria Optionee, retirement from active employment under a pension plan of the Altria Group or under an employment contract with any member of the Altria Group, (iii) in the case of an Applicable Kraft Optionee, retirement from active employment under a pension plan of the Kraft Group or under an employment contract with any member of the Kraft Group, or (iv) termination of employment at or after age 55 under circumstances which the Committee deems equivalent to retirement. An “Applicable Altria Optionee” means an Optionee employed by the Altria Group on March 28, 2008 or who transfers from the PMI Group to the Altria Group during the period from March 28, 2008 to December 31, 2008. An “Applicable Kraft Optionee” means an Optionee employed by the Kraft Group on March 30, 2007 or who transfers from the Altria Group or the PMI Group to the Kraft Group during the period from March 30, 2007 to September 30, 2007. “PMI Group” means the Company and each of its subsidiaries and affiliates. “Altria Group” means Altria Group, Inc. and each of its subsidiaries and affiliates. “Kraft Group” means Kraft Foods Inc. and each of its subsidiaries and affiliates. A “subsidiary” includes only any company in which the applicable entity, directly or indirectly, has a beneficial ownership interest of greater than 50 percent and an “affiliate” includes only any company that (a) has a beneficial ownership interest, directly or indirectly, in the applicable entity of greater than 50 percent or (b) is under common control with the applicable entity through a parent company that, directly or indirectly, has a beneficial ownership interest of greater than 50 percent in both the applicable entity and the affiliate.

IN WITNESS WHEREOF, this Non-Qualified Stock Option Award Agreement has been duly executed as of March 28, 2008.

Philip Morris International Inc.

By:
G. Penn Holsenbeck
Vice President, Associate General Counsel & Corporate Secretary
Philip Morris International Inc.